Exhibit 99.3

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

March 31, 2019

(In thousands)

	Historical BioLife	Historical Astero	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$31,824	$12	$(12,450)	(a)	$19,386
Accounts receivable, net	2,927	154	—		3,081
Inventories	4,060	176	280	(b)	4,516
Prepaid expenses and other current assets	346	100	—		446
Total current assets	39,157	442	(12,170)		27,429
Property and equipment, net	1,367	—	—		1,367
Operating lease right-of-use assets	1,196	—	—		1,196
Intangible assets, net	—	4,458	92	(c)	4,550
Goodwill	—	—	9,507	(d)	9,507
Investment in SAVSU	6,317	—	—		6,317
Other assets	36	—	—		36
Total assets	$48,073	$4,900	$(2,571)		$50,402
Liabilities and Stockholders Equity
Current liabilities
Accounts payable	$1,264	$234	$—		$1,498
Accrued expenses and other current liabilities	142	—	80	(e)	222
Accrued compensation	630	—	—		630
Deferred revenue	—	164	—		164
Contingent consideration	—	—	371	(g)	371
Notes payable	—	300	(300)	(f)	—
Lease liability - operating, current portion	651	—	—		651
Lease liability – financing, current portion	14	—	—		14
Total current liabilities	2,701	698	151		3,550
Long-term lease liability - operating	980	—	—		980
Long-term lease liability - financing	13	—	—		13
Contingent consideration	—	—	1,560	(g)	1,560
Other long-term liabilities	13	—	—		13
Total liabilities	3,707	698	1,711		6,116

Shareholder’s equity
Preferred stock	—	6	(6)	(f)	—
Common stock	19	4	(4)	(f)	19
Additional paid-in capital	114,951	6,090	(6,090)	(e),(f)	114,951
Accumulated deficit	(70,604)	(1,898)	1,818	(f)	(70,684)
Total shareholder’s equity	44,366	4,202	(4,282)		44,286
Total liabilities and shareholder’s equity	$48,073	$4,900	$(2,571)		$50,402

(1)  See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2019

(In thousands, except share and per share data)

	Historical BioLife	Historical Astero	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Product sales	$5,770	$210	$—		$5,980
Cost of product sales	1,647	103	(34)	(h)	1,716
Gross profit	4,123	107	34		4,264
Operating expenses
Research and development	372	488	44	(h)	904
Sales and marketing	848	65	64	(h)	977
General and administrative	2,204	156	104	(c),(h)	2,464
Acquisition Costs	208	—	(208)	(i)	—
Total operating expenses	3,632	709	4		4,345
Operating income (loss)	491	(602)	30		(81)
Other (expenses) income, net	(64)	—	—		(64)
Net income (loss)	$427	$(602)	30		$(145)
Net income (loss) per share:
Basic	$0.02				$(0.01)
Diluted	$0.02				$(0.01)
Weighted average common shares outstanding:
Basic	18,648,397				18,648,397
Diluted	24,358,475				24,358,475

 (1)  See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2018

(In thousands, except share and per share data)

	Historical BioLife	Historical Astero	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Product sales	$19,742	$608	$—		$20,350
Cost of product sales	6,217	351	(93)	(g)	6,475
Gross profit	13,525	257	93		13,875
Operating expenses
Research and development	1,298	862	193	(g)	2,353
Sales and marketing	2,615	196	264	(g)	3,075
General and administrative	5,950	490	374	(c),(g)	6,814
Total operating expenses	9,863	1,548	831		12,242
Operating income (loss)	3,662	(1,291)	(738)		1,633
Other (expenses) income, net	(396)	(5)	—		(401)
Net income (loss)	3,266	(1,296)	(738)		1,232
Less: Preferred stock dividends and impact of redemption	(339)	—	—		(339)
Net income (loss) attributable to common stockholders	$2,927	$(1,296)	$(738)		$893
Net income per share:
Basic	$0.18				$0.05
Diluted	$0.14				$0.04
Weighted average common shares outstanding:
Basic	16,256,465				16,256,465
Diluted	21,627,278				21,627,278

 (1)  See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements

BioLife Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction

As previously disclosed, on March 13, 2019, BioLife Solutions, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “ Purchase Agreement ”), by and among the Company, Astero Bio Corporation, a Delaware corporation (“ Astero ”), the stockholders of Astero set forth in Annex I of the Purchase Agreement (collectively, the “ Sellers” ), and Timothy C. Bush, in the capacity of the representative of the Sellers (the “ Seller Representative ”) in accordance with the Purchase Agreement, pursuant to which the Company agreed to purchase from the Sellers one hundred percent (100%) of the issued and outstanding capital shares or other equity interests of Astero (the “ Acquisition ”).

On April 1, 2019, the Company completed the Acquisition, and Astero became a wholly owned subsidiary of the Company. At the closing of the Acquisition, the Company paid to the Sellers an initial cash payment of $8,000,000 with such amount subject to adjustments for net working capital, net debt and net cash and transaction expenses. Pending the occurrence of certain events, the Company will pay to the Sellers (i) a deferred cash payment of $4,500,000 (subject to an escrow holdback) payable upon the earlier of Astero meeting certain product development milestones or one year after the Closing Date (the “ Product Milestone Payment ”), and potentially pay (ii) earnout payments in calendar years 2019, 2020 and 2021 of up to an aggregate of $3,500,000, which shall be payable to Sellers upon Astero achieving certain specified revenue targets in each year and a separate earnout payment of up to $5,000,000, which shall be payable to Sellers upon Astero achieving a cumulative revenue target over the three-year period from 2019 to 2021.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Biolife and those of Astero after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes. The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statements of operations combine BioLife’s operating results for the three months ended March 31, 2019 and twelve months ended December 31, 2018, with the operating results of Astero for the three months ended March 31, 2019 and twelve months ended December 31, 2018, respectively. The unaudited pro forma condensed balance sheets combine BioLife’s balance sheet as of March 31, 2019 with the balance sheet of Astero as of March 31, 2019. The unaudited pro forma condensed combined statements of operations and balance sheets give effect to the Acquisition as if such acquisition had occurred at the beginning of the year. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of BioLife which are presented in the Annual Report on Form 10-K for the year ended December 31, 2018. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results of the combined company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

3.	Estimated consideration and preliminary purchase price allocation

BioLife accounted for the Acquisition as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of Astero will be recorded as of the acquisition date, at their fair values, and consolidated with BioLife. The preliminary fair value of the net tangible assets acquired is $0.3 million, the preliminary fair value of the identifiable intangibles is $4.6 million, and the preliminary residual goodwill is $9.5 million. The fair value estimates required critical estimates, including, but not limited to, future expected cash flows, included revenue and expense projections, discount rates, revenue volatility, and royalty rates. BioLife believes these estimates to be reasonable. Actual results may differ from these estimates.

Total consideration transferred (in thousands):

Cash consideration	$12,521
Contingent consideration	1,931
Working capital adjustment	(71)
Total consideration transferred	$14,381

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in thousands). Such amounts were estimated using the most recent financial statements from Astero as of March 31, 2019 (amounts in thousands).

Cash and cash equivalents	$12
Accounts receivable, net	154
Inventory	456
Customer relationships	160
Tradenames	470
Developed technology	3,920
Goodwill	9,507
Other assets	100
Accounts Payable	(234)
Other liabilities	(164)
Fair value of net assets acquired	$14,381

The fair value of Astero’s identifiable intangible assets and weighted average useful lives have been preliminary estimated as follows:

	Estimated Fair Value	Estimated Useful Life (Years)
Customer relationships	$160		4
Tradenames	470		9
Acquired technologies	3,920	5	–	9
Total identifiable intangible assets	$4,550

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches must be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The fair value of identifiable intangible assets was determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. The fair value of inventories was determined using both the “cost approach” and the “market approach”.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

4.	Pro Forma Adjustments

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the pro forma adjustments column of the pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet include the following, as indicated in the “Notes” column thereto:

(a)

An adjustment to cash of $12.5 million for the estimated non-contingent cash portion of the transaction price, including $4.5 million in escrow which will be released upon the earlier of a product milestone or one year.

(b)

The adjustment represents the estimated step-up of Astero’s inventory by $280,000 from the carrying value. The fair value calculation is preliminary and subject to change. The step-up in inventory will increase cost of sales as inventory is sold. The increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact.

(c)

Reflects the preliminary fair value estimate of identifiable intangible assets to be acquired by Biolife of $4.6 million, with a continuing annual amortization impact of $417,000. The fair value calculation is preliminary and subject to change. The identifiable intangible assets include developed technology, customer relationships, and trade names. The fair value of the identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

(d)	Reflects adjustments to record goodwill related to the transaction.
(e)	Represents estimated accrued acquisition costs not yet incurred as of March 31, 2019.
(f)	Represents the elimination of the historical equity and debt of Astero as it was paid off as part of the purchase price.
(g)

Represents fair value of contingent consideration. We assessed the payoff structure of our contingent consideration and determined the payoff was nonlinear and since it is related to revenue, carried non-diversifiable risk. As a result, the fair value of the contingent consideration was calculated using Black-Scholes option models. The Black-Scholes model requires assumptions including, volatility, credit risk, and time value discount rates. The fair value calculation is preliminary and subject to change.

(h)	Represents stock based compensation increase of $432,000 and salary increases of $188,000 for the twelve months ended December 31, 2018 and stock based compensation increase of $108,000 and salary increases of $47,000 for the three months ended March 31, 2019. The stock based compensation is related to time-based and performance-based restricted stock units granted and salary increases are related to two key executives retained from Astero. The fair value of the awards assumes a stock price of $17.61 and will be recognized over four years and two years, respectively. These amounts are reduced by $216,000 for the twelve months ended December 31, 2018 and $81,000 for the three months ended March 31, 2019 related to amortization expense of intangibles recorded in Astero’s standalone financial statements which are eliminated in the business combination financials. These expenses are further reduced in the twelve months ended December 31, 2018 by $83,000 of stock compensation expenses recorded in Astero’s standalone financial statements related to restricted stock grants that are no longer expensed due to the acquisition.
(i)	Represents the elimination of acquisition costs as these expenses will not have a continuing impact.